EXHIBITS 5 AND 23

OPINION OF DAVIS POLK & WARDWELL LLP

December 10, 2013

Morgan Stanley
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

Morgan Stanley, a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-178081) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including the 39,100,000 depositary shares (the “Depositary Shares”), each representing 1/1,000th of a share of the Company’s perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, par value $0.01 per share, liquidation preference $25,000 per share (each, an “Underlying Preferred Share”) to be sold pursuant to the Underwriting Agreement dated December 5, 2013 (the “Underwriting Agreement”) among the Company and the several underwriters named therein (the “Underwriters”).  The Depositary Shares will be issued under a deposit agreement to be entered into among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and the holders from time to time of depositary receipts issued thereunder (the “Deposit Agreement”).  The Depositary Shares include 5,100,000 depositary shares that the Underwriters have the option to purchase pursuant to the Underwriting Agreement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based on the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.
When the Underlying Preferred Shares have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Underlying Preferred Shares will be validly issued, fully paid and non-assessable; and

2.
Assuming due authorization, execution and delivery of the Deposit Agreement by the Depositary, each Depositary Share will represent the interest in a validly issued, outstanding, fully paid and non-assessable Underlying Preferred Share; assuming due execution and delivery of the Depositary Receipts by the Depositary pursuant to such Deposit Agreement, the Depositary Receipts will entitle the holders thereof to the benefits provided therein and in the Deposit Agreement, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Validity of the Securities” in the prospectus supplement dated December 5, 2013 relating to the Depositary Shares and the Underlying Preferred Shares, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP